Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 8, 2019)	Registration No. 333- 233665

52,581,277 Shares

JAKKS PACIFIC, INC.

Common Stock

This prospectus supplement supplements the prospectus dated October 8, 2019, relating to the resale by certain of our securityholders of up to (i) 46,728,275 shares of the common stock, par value of $0.001 per share (our “common stock”), of JAKKS Pacific, Inc. (the “Company”), underlying convertible notes owned by certain stockholders and (ii) 5,853,002 shares of our common stock owned by certain stockholders.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Stockholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following, and includes additional shares of our common stock acquired by such selling stockholders as they shall receive upon the conversion of additional convertible notes which they may acquire from other selling stockholders:

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC (2)(4)	38,959	38,959	0
Shaolin Capital Partners Master Fund Ltd (3)(4)	33,646	33,646	0
DS Liquid DIV RVA SCM LLC (4)(5)	15,937	15,937	0

(1)         Represents shares underlying New Oasis Notes held by Selling Stockholder as a transferee.

(2)         Address is 27 Hospital Road George Town, KY1-9008 Cayman Islands.

(3)         Address is DMS Corporate Services Ltd PO Box 1344, DMS House George Town, KY1-1108 Cayman Islands.

(4)         Shaolin Capital Management Company LLC (“SCM”) is the investment manager of Shaolin Capital Partners Master Fund Ltd. (the “Master Fund”), Shaolin Capital Partners International Fund, Ltd. (the “Offshore Fund”), and Shaolin Capital Partners Onshore Fund, L.P. (the “Onshore Fund”). The Onshore Fund and the Offshore Fund invest all of their assets into the Master Fund. SCM has voting and investment power over the securities held by the Master Fund and certain other managed accounts. David Puritz and Michael Jester are responsible for the supervision and conduct of all investment activities of the Master Fund.

(5)         Address is 452 Fifth Avenue, 26th Floor, New York, NY, 10018.

Investment in our securities involves risks, including those described under “Risk Factors” beginning on page 7 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 6, 2021.